EXHIBIT 99.1

Elite IR

Leslie J. Richardson, Partner

Leslie.richardson@elite-ir.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces Third Quarter Fiscal 2014 Results

SHANGHAI, China, May 15, 2014 – China Precision Steel, Inc. (NASDAQ: CPSL) (“China Precision Steel” or the “Company”), a niche precision steel processing Company principally engaged in producing and selling high precision, cold-rolled steel products, announced today its fiscal year 2014 third quarter results for the period ended March 31, 2014.

Second Quarter Highlights

●	Revenue was $14.2 million
●	Gross loss was $5.7 million
●	Net loss was $20.4 million
●	Fully diluted loss per shares was $5.26

“Revenue for the third quarter of fiscal 2014 increased 66.3% to $14.2 million as sales volume increased to 23,137 tons from 10,264 tons period over period,” commented Mr. Hai Sheng Chen, CEO of China Precision Steel. “Over the past few years, we have recognized an increase in bad debt allowance and have subsequently taken steps to improve collection from our customers by tightening our credit terms. As a result, approximately 90% of our sales during the third quarter were paid on delivery contributing to a decline in our annual Days Sales Outstanding to 53 days from 357 days in the third quarter of fiscal 2013. As of the end of the quarter, we had a backlog of $5.7 million.”

Revenue for the third quarter of fiscal year 2014 was $14.2 million, up 66.3% from revenue of $8.6 million in the third quarter of fiscal year 2013. The increase in revenue was mainly attributable to increased marketing and sales in the domestic market. Sequentially, revenue increased 20.0% from revenue of $11.9 million in the second quarter of fiscal year 2014. Total sales volume in the third quarter of fiscal year 2014 was 23,137 tons, up from total sales volume of 10,264 tons in the prior period. High carbon and low carbon sales accounted for 37.9% and 59.6% of total sales, respectively, compared to 40.7% and 48.6%, respectively, period-on-period. Exports represented 1% of total sales for the current period, compared to 8% in the same period a year ago.

Gross loss in the third quarter was $5.7 million, compared to gross loss of $2.4 million in the same period a year ago. Gross loss margin for the current period was 40.0%, compared to a gross loss margin of 27.7% in the third quarter of fiscal 2013. The decrease in gross loss margin is mainly attributable to a 26.3% period-on-period decrease in average selling prices per unit sold.

Selling expenses for the third quarter of fiscal year 2014 were $23,290, compared to $31,901 in the third quarter of fiscal year 2013. The decrease in selling expenses was primarily attributable to lower transportation costs period-on-period. Administrative expenses were $749,813, or 5.3% of revenue, compared to $576,091, or 6.7% of revenue period-on-period. The increase in administrative expenses was primarily due to an increase in traveling expenses and legal and professional fees period-on-period.

Operating loss for the current quarter was $19.5 million, compared to an operating loss of $12.7 million in the third quarter of fiscal year 2013.

Net loss for the third quarter of fiscal year 2014 was $20.4 million, compared to net loss of $13.5 million for the third quarter of fiscal year 2013. Fully diluted loss per share was $5.26, compared to fully diluted loss per share of $3.48 in the same period a year ago.

Nine Months Financial Results

Revenue for the first nine months of fiscal year 2014 increased 66.9% to $37.9 million from $22.7 million in the same period a year ago. Gross loss was $13.8 million, compared to a gross loss of $5.1 million for the nine months of fiscal year 2013. Gross loss margin for the nine months ended March 31, 2014 was 36.5% compared to 22.7% for the same period a year ago. Operating loss was $40.2 million compared to $26.6 million in the first nine months of fiscal year 2013. Net loss was $43.0 million, compared to a net loss of $28.6 million in the same period a year ago. Fully diluted loss per share was $11.07, compared to fully diluted loss per share of $7.37 for the first nine months of fiscal year 2013.

Financial Condition

As of March 31, 2014, China Precision Steel had $331,786 in cash and cash equivalents, $78.2 million in total liabilities and stockholders’ equity stood at $10.0 million.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the likelihood that the downturn in China’s steel industry has halted and that the industry will experience a turnaround and increased demand; the significance of China’s implementation of pro-growth measures and the likelihood that it will start benefitting the domestic steel industry; the Company’s ability to reduce operating costs, improve working capital and increase profitability, and any other statements of non-historical information. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, such as business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

– Financial Tables Follow –

China Precision Steel, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	June 30, 2013
Current assets
Cash and cash equivalents	$331,786	$75,243
Accounts receivable
Trade, net of allowances of $6,257,658 and $30,642,373 at March 31, 2014 and June 30, 2013, respectively	7,505,070	29,480,738
Bills receivable	32,157	94,089
Other receivable	1,102,422	1,041,255
Inventories, net	13,728,195	15,837,201
Prepaid expenses	172,261	467,890
Advances to suppliers, net of allowance of $1,837,822 and $19,689,609 at March 31, 2014 and June 30, 2013, respectively	9,009,558	9,304,847
Total current assets	31,881,449	56,301,263
Property, plant and equipment
Property, plant and equipment, net	54,020,456	61,366,745
Construction-in-progress	292,743	255,996
	54,313,199	61,622,741
Intangible assets, net	1,844,922	1,903,675
Goodwill	99,999	99,999
Total assets	$88,139,569	$119,927,678
Liabilities and Stockholders’ Equity
Current liabilities
Short-term loans	$27,659,632	$28,028,722
Long-term loan - current portion	16,200,000	16,200,000
Accounts payable and accrued liabilities	13,217,939	7,044,007
Advances from customers	7,684,131	1,456,420
Other taxes payables	7,490,484	8,295,220
Current income taxes payable	5,914,649	5,993,574
Total current liabilities	78,166,835	67,017,943
Long-term loan	-	-
Stockholders’ equity:
Preferred stock: $0.001 per value, 500,000 shares authorized, no shares outstanding at March 31, 2014 and June 30, 2013, respectively	-	-
Common stock: $0.001 par value, 10,000,000 shares authorized, 3,880,866 issued and outstanding at March 31, 2014 and June 30, 2013, respectively	3,880	3,880
Additional paid-in capital	75,685,066	75,685,066
Accumulated other comprehensive income	22,106,215	22,075,822
Accumulated deficit	(87,822,427)	(44,855,033)
Total stockholders’ equity	9,972,734	52,909,735
Total liabilities and stockholders’ equity	$88,139,569	$119,927,678

China Precision Steel, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

For the Three and Nine Months Ended March 31, 2014 and 2013

(Unaudited)

	Three Months Ended		Nine Months Ended
	2014	2013	2014	2013
Sales revenues	$14,239,523	$8,563,497	$37,870,918	$22,684,524
Cost of goods sold	19,928,488	10,938,804	51,685,473	27,828,738
Gross (loss)	(5,688,965)	(2,375,307)	(13,814,555)	(5,144,214)
Operating expenses
Selling expenses	23,290	31,901	104,041	86,237
Administrative expenses	749,813	576,091	1,500,861	1,420,503
Allowance for bad and doubtful debts	13,016,962	9,665,828	24,685,571	19,825,042
Depreciation and amortization expense	40,060	51,742	128,702	155,753
Total operating expenses	13,830,125	10,325,562	26,419,175	21,487,535
(Loss) from operations	(19,519,090)	(12,700,869)	(40,233,730)	(26,631,749)
Other income/(expense)
Other revenues	41	70,743	60,105	678,500
Interest and finance costs	(912,222)	(857,269)	(2,793,769)	(2,640,934)
Total other (expense)	(912,181)	(786,526)	(2,733,664)	(1,962,434)
(Loss) from operations before income tax	(20,431,271)	(13,487,395)	(42,967,394)	(28,594,183)
Provision for income tax
Current	-	-	-	-
Total income tax	-	-	-	-
Net (loss)	(20,431,271)	(13,487,395)	(42,967,394)	(28,594,183)
Basic (loss) per share	$(5.26)	$(3.48)	$(11.07)	$(7.37)
Basic weighted average shares outstanding	3,880,866	3,880,866	3,880,866	3,880,866
Diluted (loss) per share	$(5.26)	$(3.48)	$(11.07)	$(7.37)
Diluted weighted average shares outstanding	3,880,866	3,880,866	3,880,866	3,880,866

China Precision Steel, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Cash flows from operating activities
Net (loss)	(42,967,394)	(28,594,183)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,766,222	6,876,606
Allowance for bad and doubtful debts	24,685,571	19,825,042
Net changes in assets and liabilities:
Accounts receivable, net	(435,657)	2,304,215
Inventories	1,900,458	(4,696,893)
Prepaid expenses	293,027	94,093
Advances to suppliers	(2,055,378)	412,483
Accounts payable and accrued expenses	6,263,139	3,071,081
Advances from customers	6,246,889	441,823
Other taxes payable	(695,503)	(546,344)
Current income taxes	-	32,989
Net cash provided by/(used in) operating activities	1,374	(779,088)
Cash flows from investing activities
Purchase of intangible assets	-	(2,724)
Purchase of property, plant and equipment, including construction in progress	(113,572)	(120,079)
Net cash (used in) investing activities	(113,572)	(122,803)
Cash flows from financing activities
Repayments of short-term loans	(223,707)	(542,696)
Net cash (used in) financing activities	(223,707)	(542,696)
Effect of exchange rate	592,448	4,055
Net increase/(decrease) in cash	256,543	(1,440,532)